                                                                    EXHIBIT 4.1



                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     AMENDMENT, dated as of November 22, 1997, to the Rights Agreement between Sonat Inc., a Delaware corporation (the "Company"), and Chemical Mellon Stockholder Services, L.L.C., as Rights Agent (the "Rights Agent"), dated as of January 8, 1996 (the "Rights Agreement").

     Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of said Section 27 subject to the terms and conditions thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

     1. Effective as of the consummation of the Merger (as defined in the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company and Zilkha Energy Company, a Delaware corporation), Section 1(a) of the Rights Agreement is hereby amended by inserting the following at the end of such section:

        Notwithstanding anything in this Agreement to the contrary, no Zilkha Entity (as defined below) shall be deemed to be an "Acquiring Person" solely as a result of the acquisition of the Common Shares pursuant to the Agreement and Plan of Merger, dated as of November 22, 1997, by and among the Company and Zilkha Energy Company, a Delaware corporation (the "Merger Agreement"), as long as (a) all Zilkha Entities, all affiliates and associates of any Zilkha Entity and all persons acting in concert with any of the foregoing (collectively, the "Zilkha Group") do not beneficially own in the aggregate a number of Common Shares representing in excess of the lesser of (i) the percentage of the Common Shares issued in the aggregate to the Zilkha Entities pursuant to the Merger Agreement, or (ii) any percentage of the Common Shares beneficially owned by the members of the Zilkha Entities in the aggregate at any time after the consummation of the transactions contemplated by the Merger Agreement (the lesser of clause (i) or (ii), the "Permitted Percentage"), and (b) no member of the Zilkha Group has or acquires beneficial ownership of any Common Shares other than the Common Shares issued pursuant to the Merger Agreement.

        In addition, no Zilkha Entity shall be come an "Acquiring Person" solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by the Zilkha Entities in the aggregate to the then applicable Permitted Percentage or more of the Common Shares of the Company then outstanding; provided, however, that if any member of the Zilkha Group shall thereafter become the Beneficial Owner of any additional Common Shares of the Company, then the members of the Zilkha Group shall be deemed to be an "Acquiring Person."

        Further, no Zilkha Entity shall be deemed to beneficially own any Common Shares that are acquired directly (other than in connection with the transactions contemplated by the Merger Agreement) from, and in a transaction involving, the Company, unless such Common Shares are acquired as a result of a stock split, stock dividend or other dividend or distribution made generally to all holders of Common Shares.

        If the Board of Directors of the Company determines in good faith that a Zilkha Entity who would otherwise be an "Acquiring Person" has become such inadvertently, and such Zilkha Entity immediately divests a sufficient number of Common Shares so that such Zilkha Entity would no longer be an "Acquiring Person," then such Zilkha Entity shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

        The term "Zilkha Entity" shall mean each of Selim K. Zilkha and Michael Zilkha (collectively, the "Initial Holders"), each member of the immediate family of any of the Initial Holders, and any trust holding Common Shares solely for the benefit of the Initial Holders or the members of their immediate families.

     2. Effective as of the date hereof, Section 1(a) of the Rights Agreement is hereby amended by inserting the following at the end of such section:

        Notwithstanding anything in this Agreement to the contrary, no Person shall become or be deemed to be an "Acquiring Person" solely as a result of the execution and delivery of the Agreement and Plan of Merger, dated as of November 22, 1997, by and between the Company and Zilkha Energy Company, a Delaware corporation (the "Merger Agreement").

     3. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     4. This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement, as previously amended. Nothing in this Amendment, and no beneficial ownership by any member of the Zilkha Group, shall prevent any future or additional amendment to the Rights Agreement, and each Initial Holder on behalf of itself and each Zilkha Entity hereby expressly affirms the foregoing.

     5. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     6. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                                                SONAT INC.


By: /s/ Thomas W. Barker, Jr.                          By: /s/ William A. Smith
   --------------------------------------------------     --------------------------------------------------
Name:   Thomas W. Barker, Jr.                          Name:   William A. Smith
Title:  V.P. - Finance                                 Title:  Executive Vice President


                                                       CHEMICAL MELLON SHAREHOLDER
Attest:                                                SERVICES, L.L.C., as Rights Agent


By: /s/ Thomas R. Watt                                 By: /s/ Nathan L. Hill
   --------------------------------------------------     --------------------------------------------------
Name:   Thomas R. Watt                                 Name:   Nathan L. Hill
Title:  Assistant Vice President                       Title:  Assistant Vice President


AGREED:

/s/ Selim K. Zilkha
-----------------------------------------------------
    Selim K. Zilkha

/s/ Michael Zilkha
-----------------------------------------------------
    Michael Zilkha


SELIM K. ZILKHA TRUST


By: /s/ Selim K. Zilkha
   --------------------------------------------------
Name:   Selim K. Zilkha
Title:  Trustee


SELIM K. ZILKHA (1996) ANNUITY
TRUST


By: /s/ Ezra K. Zilkha
   --------------------------------------------------
Name:   Ezra K. Zilkha
Title:  Trustee